Exhibit 23.1
CONSENT OF STONEFIELD JOSEPHSON, INC.,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-121633 and 333-141266) and on Form S-3 (No 333-145247) of PlanetOut Inc. of our report dated March 3, 2009 relating to the consolidated financial statements and financial statement schedule which appear in this Form 10-K/A.
     We also consent to the reference to us as experts in the matter of accounting and auditing in the registration statements on Form S-8 (Nos. 333-121633 and 333-141266) and on Form S-3 (No 333-145247).

/s/ STONEFIELD JOSEPHSON, INC.

Stonefield Josephson, Inc.

San Francisco, California
April 30, 2009